Exhibit (k)(1)(i)

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This  First Amendment to Amended and Restated Credit Agreement (this “First Amendment”) is made as of July 17, 2017, by and among VOYA PRIME RATE TRUST, a Massachusetts business trust (the “Borrower”), the lending institutions party hereto and identified as “Lenders” in the Credit Agreement (as hereinafter defined) (the “Lenders”) and State Street Bank and Trust Company in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), amending certain provisions of that certain Amended and Restated Credit Agreement dated as of July 18, 2016 (as amended and in effect from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders, the Administrative Agent and State Street Bank and Trust Company as Swing Line Lender (as such term is defined in the Credit Agreement).  Terms not otherwise defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lenders desire to amend certain provisions of the Credit Agreement, all as provided more fully herein below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.  Amendment to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Base Rate”, “Federal Funds Rate” and “Maturity Date” which appear in Section 1.01 of the Credit Agreement in their entirety and restating each such definition as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 1.00%; (b) the rate of interest in effect for such day as publicly announced from time to time by State Street Bank as its “prime rate” (provided if such announced rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement); and (c) the One Month LIBOR Rate for such day plus 1.0%. The “prime rate” is a rate set by State Street Bank based upon various factors including State Street Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by State Street Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to State Street Bank on such day on such transactions as determined by the Administrative Agent, and (c) if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Maturity Date” means July 16, 2018.

§2.  Amendment to Section 2.08 of the Credit Agreement.  Section 2.08 of the Credit Agreement is hereby amended by deleting Section 2.08(a) in its entirety and restating it as follows:

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) for any day on which the actual Available Borrowing Amount is less than or equal to 25%, (x) 0.15% times (y) the actual daily amount by which the Aggregate Revolving Commitments exceed the Outstanding Amount of Revolving Loans, subject to adjustment as provided in Section 2.14; and (ii) for any day on which the actual Available Borrowing Amount is greater than 25%, (x) 0.25% times (y) the actual daily amount by which the Aggregate Revolving Commitments exceed the Outstanding Amount of Revolving Loans, subject to adjustment as provided in Section 2.14.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifteenth day of each April, July, October and January, in each case with respect to the calendar quarter period then most recently ended, commencing on the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

§3.  Amendment to Section 5.05 of the Credit Agreement.  Section 5.05(d) of the Credit Agreement is hereby amended by deleting the date “February 29, 2016” which appears in Section 5.05(d) and substituting in place thereof the date “February 28, 2017”.

§4.  Amendment to Section 8.01 of the Credit Agreement.  Section 8.01(k) of the Credit Agreement is hereby amended by deleting Section 8.01(k) in its entirety and restating it as follows:

(k)           Investment Adviser. Voya Investments, LLC or any Affiliate of Voya Financial, Inc. shall no longer be the Investment Adviser and the Required Lenders have not consented to a successor investment adviser; or.

§5.  Conditions to Effectiveness.  This First Amendment will become effective as of the date hereof upon receipt by the Administrative Agent of the following:

(a)           fully-executed original counterparts of this First Amendment executed by the Borrower, the Lenders and the Administrative Agent;

(b)           the receipt by the Administrative Agent of a signed certificate from a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the Responsible Officers of the Borrower or other authorized persons who are authorized to execute and take actions under this First Amendment and the Loan Documents for the Borrower (or a certification from such Responsible Officer that the Responsible Officers and other persons who were identified in the certificate dated July 18, 2016 and delivered to the Administrative Agent pursuant to Section 4.01 of the Credit Agreement (the “Closing Date Certificate”), remain authorized to execute and take actions under this First Amendment and the Loan Documents), (ii) and attaching the Organizations Documents of the Borrower (or a certification from such Responsible Officer that no changes to the Organizational Documents have been made to any such documents since such documents were delivered to the Administrative Agent and attached to the Closing Date Certificate), (iii) and attaching the Custody Agreement of the Borrower (or a certification from such Responsible Officer that no changes to the Custody Agreement has been made to the Custody Agreement delivered to the Administrative Agent and attached to the Closing Date Certificate), (iv) to and attaching a copy of the resolutions of the board of trustees of the Borrower approving and adopting this First Amendment and the documents being delivered in connection herewith to which the Borrower is a party and authorizing the execution and delivery thereof, certified by a Responsible Officer of the Borrower to be true and correct and in force and effect as of the date hereof, and (v) that, before and after giving effect to the transactions contemplated hereby, (1) the representations and warranties made by the Borrower herein, in the Credit Agreement and each of the other Loan Documents are true and correct on and as of the date hereof, and with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (2) no Default or Event of Default has occurred and is continuing;

(c)           a certificate of good standing and legal existence for the Borrower issued as of a recent date from the Secretary of State of the Commonwealth of Massachusetts;

(d)           a legal opinion dated as of the date hereof, of in-house to the Borrower, in form and substance reasonably satisfactory to the Lender; and

(e)           payment of any fees and expenses required to be paid in connection with the Loan Documents.

§6.          Representations and Warranties.  The Borrower repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby.  In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this First Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby and the other Loan Documents to which it is a party are within the trust authority of the Borrower and have been duly authorized by all necessary trust action on the part of the Borrower.

§7.          Ratification, Etc.  Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Agreement and the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement and this First Amendment shall be read and construed as a single agreement.  All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.  This First Amendment shall constitute a Loan Document.

§8.          No Waiver.  Nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligation of the Borrower or any rights of the Lenders or the Administrative Agent consequent thereon.

§9.          Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§10.        Governing Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as a document under seal as of the date first above written.

BORROWER:	VOYA PRIME RATE TRUST, a
Massachusetts business trust

	By:	/s/ Daniel A. Norman
Name: Daniel A. Norman
Title: Managing Director, Group Head

ADMINISTRATIVE AGENT:	STATE STREET BANK AND
TRUST COMPANY,
as Administrative Agent

	By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

LENDERS:	STATE STREET BANK AND TRUST COMPANY, as a Lender

	By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Kevin Chan
Name: Kevin Chan
Title: Director, Execution